Exhibit 99.1

FOR IMMEDIATE RELEASE:	Aug. 8, 2006

Contacts
Media:		Investors:

Jil Backstrom Office: (720) 558-4774 press.release@mcdata.com		Renee Lyall Office: (408) 567-5815 renee.lyall@mcdata.com

McDATA Announces Preliminary Second Quarter

Fiscal Year 2006 Financial Results

BROOMFIELD, Colo. — Aug 8, 2006 — McDATA Corporation (Nasdaq: MCDTA/MCDT) today announced preliminary results for the second quarter of fiscal 2006 (Q2 06) ending July 31, 2006. McDATA expects to report net revenue for Q2 06 in a range of $150 million to $152 million and diluted non-GAAP net income (loss) per diluted share between ($0.02) to breakeven. These results are below previous guidance issued on May 30, 2006, for revenue in the range of $170 million to $180 million, and diluted non-GAAP net income per diluted share in a range of $0.04 - $0.06. Non-GAAP gross margin for Q2 06 is expected to be in a range of 46 percent to 48 percent, which is below the Company’s previous guidance of 47 percent to 49 percent. Gross margin for Q2 06 reflects product mix and the impact of fixed cost spread over lower total sales volumes. Non-GAAP operating expenses are expected to be in a range of $73 million to $75 million, in line with the Company’s prior guidance.

Commenting on the preliminary second quarter fiscal year 2006 results, John Kelley, chairman, president and CEO, stated, “During the second quarter we experienced weakness in EMEA as well as certain regions within North America. Additionally, overall enterprise demand was down with some of our high end products. We have already begun to implement changes within these geographies to increase revenues by focusing on our complete product portfolio. These opportunities should be enhanced with the launch of the 4 Gb/s capability that will be available on the McDATA 10000 (i10K) in our third fiscal quarter. We will build on our continued growth in the Asia Pacific Region as well as several performing regions in the United States. While we are disappointed we missed our original guidance, customer feedback is positive for McDATA’s vision and solutions offerings.”

McDATA’s non-GAAP net income estimate for Q2 06 excludes restructuring and severance costs, charges related to the amortization of purchased intangible assets, amortization of deferred compensation, amortization of debt discount, and the impact of stock compensation expense following the adoption of FAS 123R.

All statements relating to the Company’s second quarter fiscal 2006 financial performance are preliminary and are based on management’s initial estimates of operating results and may change based on the Company’s management and independent auditors completion of customary quarterly closing and review procedures.

McDATA will report final financial results for its second quarter fiscal year 2006 on Thursday, August 24, 2006, after the close of market.

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About McDATA (www.mcdata.com)

McDATA (Nasdaq: MCDTA/MCDT) is the leading provider of storage networking solutions, helping customers build, globally connect, optimize and centrally manage data infrastructures across SAN, MAN and WAN environments. With nearly 25 years experience developing SAN products, services and solutions, McDATA is the trusted partner in the world’s largest data centers, connecting more than two-thirds of all networked data.

Forward-Looking Statements

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms “believes”, “belief”, “expects”, “plans”, “objectives”, “estimates”, “anticipates”, “intends”, “targets”, or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, McDATA’s relationships with EMC, IBM and Hitachi Data Systems and the level of their orders, aggressive price competition by numerous other SAN and IP switch suppliers, OEM qualification of our new products, integration of CNT’s sales and marketing functions, manufacturing constraints, constraints in obtaining third party product for resale and other risk factors that are disclosed in McDATA’s filings with the Securities and Exchange Commission. These cautionary statements by McDATA should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by McDATA. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. McDATA does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.